Exhibit 10.23

FIRST AMENDMENT TO ESCROW AGREEMENT

This FIRST AMENDMENT ("First Amendment") is entered into as of November 12, 2015 (the "Effective Date") between WMIH Corp. (formerly known as WMI Holdings Corp. and referred to herein as the "Company"), and Citibank, N.A., as escrow agent (the "Escrow Agent").

The Company and other entities are parties to a Purchase Agreement dated as of December 19, 2014 (the "Purchase Agreement"), and pursuant to the Purchase Agreement, the Company and the Escrow Agent entered into an Escrow Agreement, dated as of January 5, 2015 (the "Escrow Agreement"). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Escrow Agreement.

Pursuant to the Escrow Agreement, the Company deposited $598,500,000 with the Escrow Agent (the "Escrow Deposit", together with any investment income or proceeds from the investment thereof, collectively, the "Escrow Property"), and the Escrow Agent holds the Escrow Property in a non-interest-bearing account (the "Escrow Account").

The Company wishes for the Escrow Agent to make certain payments from the Escrow Property in foreign currency.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.A new Section 2(g) is added to the Escrow Agreement as set forth below:

"(g) Foreign Exchange. In connection with any distributions of Escrow Property pursuant to this Section 2, the Company may instruct the Escrow Agent in writing to convert funds from U.S. currency to foreign currency and make payments from the Escrow Property in foreign currency, subject to the ability of the Escrow Agent to make payment in such currency. Any such instructions shall be accompanied by a payment schedule, in a form satisfactory to the Escrow Agent, specifying the amount of such payments, the currencies in which such payments are to be made, and payment instructions for each payee. The Company agrees to provide the Escrow Agent any additional information requested by the Escrow Agent in order to make such payments. Any costs and expenses incurred by the Escrow Agent in connection with any foreign exchange undertaken by the Escrow Agent at the instruction of the Company shall be borne by the Company. The Escrow Agent shall convert any such amounts at the spot rate given to the Escrow Agent by its associated treasury department at the time of the disbursement activity. The Escrow Agent may rely conclusively on the determination of the spot rate provided to it and shall not be liable for any losses associated with the determination of such rate."

2.Pursuant to Sections 2(b) and 2(g) of the Escrow Agreement, the Company hereby instructs the Escrow Agent to distribute the Escrow Property in in accordance with Schedule A attached hereto, and covenants that such payments are authorized and permitted by the terms of the Escrow Agreement.

3.Except as expressly amended and modified by this First Amendment, the terms, covenants and conditions of the Escrow Agreement shall remain in full force and effect.

4.This First Amendment shall be binding on the parties hereto and their respective successors and assigns.

5.This First Amendment shall be governed by and construed in accordance with the laws of the State of New York.

6.This First Amendment may be executed in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement. Facsimile signatures on counterparts of this First Amendment shall be deemed original signatures with all rights accruing thereto.

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IN WITNESS WHEREOF, the parties have executed this FIRST AMENDMENT as of the date written above.

WMIH CORP.

BY:	/s/ Charles Edward Smith
Its:	Executive Vice President

CITIBANK, N.A., as Escrow Agent

BY:	/s/ N H
Its:	Vice President